March 12, 2015

The Board of Directors
Bakken Resources, Inc.
1425 Birch Ave., Suite A
Helena, MT 59601

Re:	Resignation from the Board of Directors and as Chairman of the Audit Committee

Ladies and Gentlemen,

It is with regret that I submit my resignation from the Board of Directors and as Chairman of the Audit Committee of Bakken Resources, Inc. (“BRI”)), effective immediately. I do so because it is clear based upon the email that was sent to Henry Schlueter, Counsel to the Audit Committee by Wes Paul on Wednesday March 11, 2015, that the independent directors of BRI do not believe that I can or have been functioning as an “independent” director. Mr. Paul is well aware that I was named Chairman of the Audit Committee and its sole member because of my background and the fact that I was independent and did not have the kind or history with Val Holms that would raise concern about my ability or desire to conduct an impartial and fair investigation of various allegations of fraud and mismanagement by Mr. Holms and others associated with BRI.

As Chairman and sole member of the audit committee I undertook the investigation of Mr. Holms and numerous questionable transactions. Further, as Dan Anderson indicated in his affidavit, I relied to some extent upon the efforts of Don Walford, who has conducted several similar investigations, and sought the advice and counsel of Henry Schlueter, who is a highly experienced securities lawyer with substantial experience in corporate investigations. The results of my investigation are clear and the evidence indicates that Mr. Holms breached his duties to BRI by causing BRI to overpay for certain oil and gas leases, and then took a kickback/payment from the seller of those leases. There are other very questionable matters that also came to my attention.

Late last week, I contacted Val Holms and requested that he meet with me and with Mr. Schlueter so that I could review my findings with him and give him the opportunity to respond. Mr. Holms agreed and I had a meeting set up with him in Denver, Colorado on Monday March 16, 2015. The timing of Mr. Paul’s email questioning my integrity and independence and demanding that I resign as Chairman of the Audit Committee or risk being removed is rather curious when set in juxtaposition to the meeting that I had set up with Mr. Holms.

I have come to believe that Mr. Holms actions historically and perhaps even today through the so-called “independent directors” are highly suspect and inconsistent with the best interests of BRI and BRI’s public shareholders. The request for my resignation as Chairman of the Audit Committee raises serious concerns for me about whether the other Board members intend to carry out their duties as independent directors and act in the best interests of the Shareholders.

The fraud perpetrated upon BRI by Mr. Holms raises serious concerns about the efficacy of BRI’s internal controls and processes. It also raises substantial concerns about the integrity of management, and whether or not the previously audited financial statements and tax returns may be relied upon, not to mention the disclosures both in the financials and in BRI’s reports filed with the SEC with regard to related party disclosures.

In the short time I have been a Board member and Chairman of the Audit Committee I have tried to the best of my ability to act in the best interests of the shareholders of BRI. I sought the advise of experienced counsel and began the investigative work with the blessing and encouragement of Wes Paul.

You have now taken the position that any information or report that I might provide to you as Chairman of the Audit Committee is not reliable because my “independence” is somehow compromised because of my relationship with T-Rex and are seeking my resignation or removal as Chairman of the Audit Committee. After full consideration of the circumstances, I have regretfully concluded that under the circumstances I am no longer able to fulfill my responsibilities as a director to the Company and its shareholders. As such, I am tendering my resignation. I respectfully request that this resignation letter be attached to any filing to be made with the United States Securities and Exchange Commission regarding the fact of my resignation from the Board.

As the remaining Directors, you are on notice that there are serious issues that need to be addressed in the best interests of BRI and its shareholders. I sincerely hope that you will take this responsibility seriously and act accordingly.